Exhibit 99.1

Contact:	David Benck
Senior Vice President and General Counsel
(205) 942-4292

HIBBETT ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS

BIRMINGHAM, AL (June 13, 2022)—Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, announced the resignation of Mr. Jamere Jackson, effective Thursday, June 9, 2022, and the appointment of Ms. Pamela Edwards to the Company’s Board of Directors, effective Friday, June 10, 2022. Mr. Jackson is resigning for personal reasons and there were no disagreements between Mr. Jackson and the Company in connection with his resignation. The resignation and subsequent appointment maintains the size of the Board at 10. Ms. Edwards will serve on the Audit Committee and will be a Class III Director whose term expires at the 2023 Annual Stockholders Meeting.

Ms. Edwards was most recently with Citi Trends as its Executive Vice President and Chief Financial Officer from January 2021 to April 2022. Prior to her retirement from Citi Trends, she was with L Brands Inc., as the Chief Financial Officer and Executive President for its Mast Global division from 2017-2020, as the Chief Financial Officer of its Victoria’s Secret division from 2007-2017, and as the Chief Financial Officer of its Express division from 2005-2007. Prior to L Brands Inc., Ms. Edwards worked in various business and financial planning roles at Gap/Old Navy, Sears Roebuck and Kraft Foods.

Ms. Edwards has an MBA from the Fuqua School of Business at Duke University and a Bachelor of Science degree in Finance from Florida A&M University. Ms. Edwards currently serves on the board of directors of Neiman Marcus Group, LLC. She qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

Anthony F. Crudele, Chairman of the Board, stated, “Pam is a highly accomplished senior executive with extensive business and strategic leadership experience. Her impressive background, including over 15 years as a retail Chief Financial Officer, will bring valuable perspective and financial expertise to the Board and Audit Committee. We look forward to adding Pam to the Hibbett Board.”

Mr. Crudele continued, “I would also like to thank Jamere for his guidance, insight and counsel as Hibbett successfully navigated an unprecedented retail environment over the last two years. His other significant professional commitments resulted in his decision to resign from the Board at this time.”

Mr. Jackson commented, “It was an honor to be a member of the Hibbett Board and Audit Committee for the last two years. Although my current commitments prevent me from continuing to serve on the Board, I will always value the relationships I have built with the management team and my fellow Board members. I wish the entire Hibbett team nothing but the best in the future.”

On her appointment, Ms. Edwards commented, “I look forward to joining the Hibbett organization, a growing retailer that continues to leverage their strong position in the athletic-inspired fashion footwear and apparel market. I am familiar with many of the communities they operate in and the customer base they serve and believe that their consumer-centric focus is a critical success factor and differentiator. I believe my skill set and experience is complimentary to supporting the needs of the Company and I look forward to contributing to Hibbett’s continued growth and success.”

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,105 Hibbett and City Gear specialty stores located in 35 states nationwide as of April 30, 2022. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

End of Exhibit 99.1